Filed under Rule 424(b)(3) of the Securities Act of 1933 relating to the Registration Statement on Form S-4, Registration No. 333-38943


                               TEL-SAVE HOLDINGS, INC.
                                 6805 ROUTE 202
                          NEW HOPE, PENNSYLVANIA 18938

                         ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 1, 1997

                           PROXY STATEMENT SUPPLEMENT

         On November 20, 1997, Tel-Save Holdings, Inc. ("Tel-Save"), Intermedia Communications, Inc. ("ICI") and Shared Technologies Fairchild Inc. ("STF") entered into an agreement (the "Settlement Agreement"), pursuant to which, among other things, Tel-Save and STF terminated the Agreement and Plan of Merger, dated as of July 16, 1997 (the "Merger Agreement"), among Tel-Save, TSHCo, Inc., a wholly owned subsidiary of Tel-Save, and STF, without liability of any party thereto except as provided in the Settlement Agreement, so as to permit the execution of an agreement between ICI and STF providing for the acquisition of STF by ICI, ICI and STF paid Tel-Save a total of $237.25 million in cash, ICI consented to the dismissal, with prejudice, of certain litigation it had commenced against Tel-Save and STF and Tel-Save transferred to ICI the $163.7 million face amount of STF's 12-1/4% Senior Subordinated Discount Notes due 2006 that Tel-Save had previously acquired at a total cost of approximately $166 million.

         Accordingly, at the Tel-Save annual meeting of stockholders (the "Tel-Save Meeting"), stockholders of record of Tel-Save will no longer be asked to consider and vote upon the proposal to approve and authorize the transactions contemplated by the Merger Agreement. Furthermore, as indicated in the Joint Proxy Statement/Prospectus dated October 30, 1997, Messrs. George Farley and Gary W. McCulla will now both be considered Class II nominees for the Board of Directors of Tel-Save (the "Tel-Save Board") for terms expiring in 2000, and Mr. Harold First will now be considered as a Class III nominee for the Tel-Save Board for a term expiring in 1999. Otherwise, stockholders of record of Tel-Save will be asked to consider and vote upon the other proposals that were set forth in Tel-Save's Notice of Annual Meeting of Stockholders that accompanied the Joint Proxy Statement/Prospectus dated October 30, 1997.



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         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,  PLEASE  COMPLETE,  SIGN
AND DATE THE PROXY CARD PREVIOSLY SENT AND RETURN IT PROMPTLY IN THE ENVELOPE PREVIOUSLY SENT.

         This Proxy Statement Supplement is dated November 24, 1997.